Celsius Holdings Reports Second Quarter 2025 Financial Results

Record quarterly revenue of $739M reflects Alani Nu® acquisition and accelerating demand for Celsius Holdings’ modern energy portfolio, which is driving category growth

Celsius Holdings reaches 17.3% share of US energy drink category, up 180bps versus a year ago, led by demand for zero sugar, functional beverages1

Results reflect the company’s focus on execution in a fast-growing, consumer-led category undergoing rapid transformation

BOCA RATON, Fla., Aug. 7, 2025 — Celsius Holdings, Inc. (Nasdaq: CELH) (“Celsius Holdings” or “the company”) today reported second quarter 2025 financial results.

Summary of Second Quarter 2025 Financial Results

Summary Financials	2Q 2025	2Q 2024	Change	1H 2025	1H 2024	Change
(Millions except for percentages and EPS)
Revenue	$739.3	$402.0	84%	$1,068.5	$757.7	41%
N. America	$714.5	$382.4	87%	$1,021.0	$721.9	41%
International	$24.8	$19.6	27%	$47.5	$35.8	33%
Gross Margin	51.5%	52.0%	-50 BPS	51.8%	51.6%	+20 BPS
Net Income	$99.9	$79.8	25%	$144.3	$157.6	(8)%
Net Income att. to Common Shareholders	$85.7	$66.7	28%	$119.9	$131.5	(9)%
Diluted EPS	$0.33	$0.28	18%	$0.48	$0.55	(13)%
Adjusted Diluted EPS*	$0.47	$0.28	68%	$0.65	$0.55	18%
Adjusted EBITDA*	$210.3	$100.4	109%	$280.0	$188.4	49%
*The company reports financial results in accordance with generally accepted accounting principles in the United States (“GAAP”), but management believes that disclosure of Adjusted EBITDA and Adjusted Diluted EPS, which are non-GAAP financial measures that management uses to assess our performance, may provide users with additional insights into operating performance. Please see “Use of Non-GAAP Measures” and reconciliations of these non-GAAP measures to the most directly comparable GAAP measures, both of which can be found below.

John Fieldly, Chairman and CEO of Celsius Holdings, said: “Celsius Holdings delivered strong results in the second quarter, supported by solid sales growth for the CELSIUS and Alani Nu brands and operational efficiencies across our business. As momentum builds across the energy category, our brands continue to lead - driving household penetration, expanding shelf space and outperforming expectations. We believe modern energy is one of the most exciting growth opportunities in beverages today, and Celsius Holdings is defining the category’s future. We remain focused on disciplined execution, organizational excellence and long-term growth.”
FINANCIAL AND MARKET HIGHLIGHTS FOR THE SECOND QUARTER OF 2025
For the three months ended June 30, 2025, revenue totaled approximately $739.3 million, compared to $402.0 million for the prior-year period, representing 84% growth. The increase was primarily driven by $301.2 million of revenue from the Alani Nu® brand which we acquired on April 1, 2025. Alani Nu achieved record sales fueled by strong limited-time-offer (LTO) innovation performance and organic growth across the brand’s core flavors. CELSIUS® brand revenue grew 9% in the second quarter compared to the same period last year supported by favorable channel mix, increases in total distribution points and velocity gains.

1 Circana Total US MULO+ w/C L13W ended 6/29/25, RTD Energy (CELSIUS 11% + Alani Nu 6.3%)

International revenue totaled $24.8 million for the second quarter of 2025, representing a 27% increase compared to the same period in 2024 driven by continued momentum in our expansion markets including the UK, Ireland, France, Australia, New Zealand and the Netherlands.

For the three months ended June 30, 2025, gross profit increased by $171.8 million to $380.9 million from $209.1 million for the prior-year period. Gross profit margin was 51.5% for the three months ended June 30, 2025, compared to 52.0% for the same period in 2024. Gross margin improvements were driven by lower material costs, price mix, and favorable channel and portfolio mix but were offset by the impact of Alani Nu’s margin profile, which included a $21.7 million dollar inventory step up adjustment (although Alani Nu was favorably impacted by product mix, price mix, material costs, and freight costs). As inventory is recorded on a first in first out basis, the impact from tariffs was not significant during the quarter.

Selling, general and administrative expenses for the three months ended June 30, 2025, increased $123.0 million, or 107%, to $237.9 million from $114.9 million for the year-ago period, primarily due to the addition of Alani Nu to the portfolio and acquisition-related costs, including recognition of the full performance earn out. Selling, general and administrative expenses represented 32.2% of revenue in the second quarter of 2025. Investment in our Live. Fit. Go. marketing campaign, launched in the second quarter, will continue to increase in the second half of 2025.

Diluted earnings per share for the second quarter of 2025 was $0.33 compared to $0.28 for the prior-year period. Non-GAAP adjusted diluted earnings per share for the second quarter of 2025 was $0.47 compared to $0.28 for the prior-year period.

Retail Performance
Retailer enthusiasm and consumer demand continue to validate the company’s brand leadership in modern energy, a category now accelerating across channels and demographics.

Retail sales of the Celsius Holdings portfolio in U.S. tracked channels (MULO+ w/C) reflected increasing consumer demand for sugar free, functional beverages for the 13-week period ended June 29, 20252. Celsius Holdings retail sales increased 29% year over year and 25% sequentially3, with month-over-month retail sales growth since January 2025. Celsius Holdings held a 17.3% dollar share in the U.S. RTD energy category for the period, a 1.8 point year-over-year increase and 1.1 point sequential increase.

CELSIUS brand retail sales increased 3% year over year for the 13-week period ended June 29, 2025, and 17.6% sequentially4, with month-over-month retail sales growth since January 2025. The CELSIUS brand held an 11% dollar share in the U.S. RTD energy category for the period, a 1.3 point decline over the year-ago period. Sequential dollar share increased slightly (+8 bps) over the prior period.5

Alani Nu brand retail sales increased 129% year over year for the 13-week period ended June 29, 2025, and 39% sequentially,6 marking one of the fastest accelerations in the category and underscoring the brand’s resonance with younger, more diverse energy consumers. The Alani Nu brand held a 6.3% dollar share in the U.S. RTD energy category for the period, a 3.1 point increase over the year-ago period. Sequential dollar share increased by 1 point over the prior 13-week period.7

Strong retailer support and rising consumer demand for great-tasting, better-for-you functional beverages have propelled Celsius Holdings’ past-52-week RTD energy retail sales to over $4 billion, surpassing the combined sales of the next eight RTD energy drink brands in the same period.8

FINANCIAL AND MARKET HIGHLIGHTS FOR THE FIRST HALF OF 2025
For the six months ended June 30, 2025, revenue totaled approximately $1,068.5 million, compared to $757.7 million for the prior-year period, representing growth of 41.0%. The increase was primarily driven by $301.2 million of revenue from the Alani Nu brand in the second quarter of 2025.
2 Circana Total US MULO+ w/C L13W ended 6/29/25, RTD Energy
3 Circana Total US MULO+ w/C L13W ended 6/29/25, RTD Energy
4 Circana Total US MULO+ w/C L13W ended 6/29/25, RTD Energy
5 Circana Total US MULO+ w/C L13W ended 6/29/25, RTD Energy
6 Circana Total US MULO+ w/C L13W ended 6/29/25, RTD Energy
7 Circana Total US MULO+ w/C L13W ended 6/29/25, RTD Energy
8 Circana Total US MULO+ w/C L52W ended 7/20/25, RTD Energy

International revenue totaled $47.5 million for the first half of 2025, representing a 33% increase compared to the first half of 2024, driven by continued momentum in expansion markets, including the UK, Ireland, France, Australia, New Zealand and the Netherlands as well as growth in Nordic markets.

For the six months ended June 30, 2025, gross profit increased by $161.9 million to $553.2 million from $391.3 million for the six months ended June 30, 2024. Gross profit margin was 51.8% for the six months ended June 30, 2025, a 20-basis-point increase from 51.6% for the same period in 2024, driven by lower material costs, price mix, and favorable channel and portfolio mix which were partially offset by the impact of Alani Nu’s margin profile which included a $21.7 million dollar inventory step up adjustment (although Alani Nu was favorably impacted in the second quarter by product mix, price mix, material costs, and freight costs).

Selling, general and administrative expenses for the six months ended June 30, 2025, increased $144.4 million, or 68%, to $358.2 million from $213.9 million for the prior-year period.

Diluted earnings per share for the first half of 2025 was $0.48 compared to $0.55 for the prior-year period. Non-GAAP adjusted diluted earnings per share for the first half of 2025 was $0.65 compared to $0.55 for the prior-year period.

Second Quarter 2025 Earnings Webcast
Management will host a webcast today, Thursday, Aug. 7, 2025, at 8:00 a.m. ET to discuss the company’s second quarter 2025 financial results with the investment community. Investors are invited to join the webcast accessible from https://ir.celsiusholdingsinc.com. Downloadable files, an audio replay and transcript will be made available on the Celsius Holdings investor relations website.

About Celsius Holdings, Inc.
Celsius Holdings, Inc. (Nasdaq: CELH) is a functional beverage company and the owner of energy drink brand CELSIUS®, hydration brand CELSIUS HYDRATIONTM and health and wellness brand Alani Nu®. Born in fitness and pioneering the rapidly growing, better-for-you, functional beverage category, the company creates and markets leading functional beverage products. For more information, please visit www.celsiusholdingsinc.com.

Contact
Paul Wiseman
Investors: investorrelations@celsius.com
Press: press@celsius.com

Forward-Looking Statements
This press release contains statements by Celsius Holdings, Inc. (“Celsius Holdings”, “we”, “us”, “our” or the “Company”) that are not historical facts and are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, our prospects, plans, business strategy and expected financial and operational results. You can identify these statements by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” “would”, ”could”, ”project”, ”plan”, “potential”, ”designed”, “seek”, “target”, variations of these terms, the negatives of such terms and similar expressions. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us.  You should not rely on forward-looking statements because our actual results may differ materially from those indicated by forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: changes to our commercial agreements with PepsiCo, Inc.; management’s plans and objectives for international expansion and global operations; general economic and business conditions; our business strategy for expanding our presence in our industry; our expectations of revenue; operating costs and profitability; our expectations regarding our strategy and investments; our ability to successfully integrate businesses that we acquire, including Alani Nu; our ability to achieve the benefits that we expect to realize as a result of our acquisitions, including Alani Nu; the potential negative impact on our financial condition and results of operations if we fail to achieve the benefits that we expect to realize as a result of our business acquisitions, including Alani Nu; liabilities of the businesses that we acquire that are not known to us; our expectations regarding our business, including market opportunity, consumer demand and our competitive advantage; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations affecting our business; the Company’s ability to comply with the rules and regulations of the Securities and Exchange Commission (the “SEC”); and those other risks and uncertainties discussed in the reports we file with the SEC, such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Forward-looking statements speak only as of the date the statements were made. We do not undertake any obligation to update forward-looking information, except to the extent required by applicable law.

CELSIUS HOLDINGS, INC. - FINANCIAL TABLES
Condensed Consolidated Balance Sheets
(In thousands, except per share amounts)
(Unaudited)

	June 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$615,233	$890,190
Accounts receivable-net[1]	490,389	270,342
Inventories-net	230,046	131,165
Prepaid expenses and other current assets	41,420	18,759
Deferred other costs-current[2]	14,124	14,124
Total current assets	1,391,212	1,324,580

Property, plant and equipment-net	72,516	55,602
Deferred tax assets	43,158	38,699
Other long-term assets	36,755	29,990
Deferred other costs-non-current[2]	227,153	234,215
Brands-net	1,104,389	907
Customer relationships-net	117,726	11,306
Goodwill	802,234	71,582
Total Assets	$3,795,143	$1,766,881

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable[3]	$120,962	$41,287
Accrued expenses[4]	225,859	148,780
Income taxes payable	21,765	10,834
Accrued promotional allowance[5]	200,169	135,948
Contingent consideration	25,000	—
Deferred revenue - current[6]	16,071	9,513
Other current liabilities	49,949	19,173
Total current liabilities	659,775	365,535

Long-term debt	862,917	—
Deferred revenue-non-current[7]	156,135	157,714
Other long term liabilities	25,002	19,215
Total Liabilities	1,703,829	542,464

Commitment and contingencies (Note 15)

Mezzanine Equity:
Series A convertible preferred stock, $0.001 par value and 1,467 shares issued and outstanding	824,488	824,488
Stockholders’ Equity:
Common stock, $0.001 par value; 400,000 shares authorized, 257,769 and 235,014 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	101	79
Additional paid-in capital	1,028,384	297,579
Accumulated other comprehensive income (loss)	2,178	(3,250)
Retained earnings	236,163	105,521
Total Stockholders’ Equity	1,266,826	399,929
Total Liabilities, Mezzanine Equity and Stockholders’ Equity	$3,795,143	$1,766,881

[1] Includes $204.5 million and $168.2 million from a related party as of June 30, 2025 and December 31, 2024, respectively.
[2] Amounts in this line item are associated with a related party for all periods presented.
[3] Includes $17.3 million and $1.7 million due to a related party as of June 30, 2025 and December 31, 2024, respectively.
[4] Includes $0.3 million and $0.2 million due to a related party as of June 30, 2025 and December 31, 2024, respectively.
[5] Includes $94.8 million and $75.1 million due to a related party as of June 30, 2025 and December 31, 2024, respectively.
[6] Includes $9.5 million and $9.5 million due to a related party as of June 30, 2025 and December 31, 2024, respectively.
[7] Includes $153.0 million and $157.7 million due to a related party as of June 30, 2025 and December 31, 2024, respectively.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(In thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
Revenue[1]	$739,259	$401,977	$1,068,535	$757,685
Cost of revenue	358,408	192,879	515,311	366,380
Gross profit	380,851	209,098	553,224	391,305
Selling, general and administrative expenses[2]	237,886	114,850	358,228	213,867
Income from operations	142,965	94,248	194,996	177,438

Other (expense) income:
Interest income	4,038	10,647	11,884	20,259
Interest expense	(18,080)	—	(18,080)	—
Other, net	542	(264)	1,658	(605)
Total other (expense) income	(13,500)	10,383	(4,538)	19,654

Net income before provision for income taxes	129,465	104,631	190,458	197,092

Provision for income taxes	(29,610)	(24,848)	(46,184)	(39,498)
Net income	$99,855	$79,783	$144,274	$157,594

Dividends on Series A convertible preferred stock[3]	(6,851)	(6,838)	(13,632)	(13,675)
Income allocated to participating preferred stock[3]	(7,314)	(6,289)	(10,703)	(12,417)
Net income attributable to common stockholders	$85,690	$66,656	$119,939	$131,502

Other comprehensive income:
Foreign currency translation gain (loss), net of income tax	3,179	(308)	5,428	(1,662)
Comprehensive income	$88,869	$66,348	$125,367	$129,840

Earnings per share
Basic	$0.33	$0.29	$0.49	$0.56
Diluted	$0.33	$0.28	$0.48	$0.55

*Please refer to Note 3 in the Company’s Annual Report on Form 10-Q for the period ended June 30, 2025, for Earnings per Share reconciliations.

[1] Includes $245.8 million and $434.3 million for the three and six months ended June 30, 2025, respectively, and $211.3 million and $420.8 million for the three and six months ended June 30, 2024, respectively, from a related party.
[2] Includes $0.2 million and $0.8 million for the three and six months ended June 30, 2025, respectively, and $0.6 million and $1.2 million for the three and six months ended June 30, 2024, respectively, from a related party.
[3] Amounts in this line item are associated with a related party for all periods presented.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Reconciliation of GAAP net income to non-GAAP adjusted EBITDA and Adjusted EBITDA Margin

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Net income (GAAP measure)	$99,855	$79,783	$144,274	$157,594
Add back/(Deduct):
Net interest (expense) income	14,042	(10,647)	6,196	(20,287)
Provision for income taxes	29,610	24,848	46,184	39,498
Depreciation and amortization expense	9,119	1,418	11,730	2,648
Non-GAAP EBITDA	152,626	95,402	208,384	179,453
Stock-based compensation[1]	6,434	4,746	11,463	8,309
Foreign exchange	(800)	264	(1,720)	633
Reorganization Costs[2]	482	—	482	—
Acquisition Costs[3]	29,855	—	38,967	—
Penalties[4]	—	—	710	—
Inventory step-up adjustment[5]	21,692	—	21,692	—
Non-GAAP Adjusted EBITDA	$210,289	$100,412	$279,978	$188,395

Non-GAAP Adjusted EBITDA Margin	28.4%	25.0%	26.2%	24.9%

Reconciliation of GAAP diluted Earnings per share to non-GAAP Adjusted diluted Earnings per share

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Diluted earnings per share (GAAP measure)	$0.33	$0.28	$0.48	$0.55
Add back/(Deduct)[6]:
Acquisition Costs[3]	0.08	—	0.11	—
Inventory step-up adjustment[5]	0.06	—	0.06	—
Non-GAAP diluted earnings per share	$0.47	$0.28	$0.65	$0.55
9

b10

19Selling, general and administrative expenses related to employee non-cash stock-based compensation expense. Stock-based compensation expense consists of non-cash charges for the estimated fair value of unvested restricted share unit and stock option awards granted to employees and directors. The Company believes that the exclusion provides a more accurate comparison of operating results and is useful to investors to understand the impact that stock-based compensation expense has on its operating results.
2 Impairment charges for the Fast brand in the EMEA region.
310Fees and professional services related to acquisition activity.
4 Accrued expense in the quarter ended March 31, 2025, related to contractual co-packer obligations.
5 Non-cash inventory valuation step-up from the Alani Nu acquisition which was recognized as an adjustment to the cost of revenue.
6 Add backs and deductions are net of their respective impacts from tax and reallocation of earnings to participating securities. The total tax effect of the adjusted items for the quarter ended June 30, 2025 was $(0.05) per diluted share, which includes the tax effect of deductible acquisition costs and inventory step-up adjustment. The total tax effect of the adjusted items for the six months ended June 30, 2025 was $(0.06) per diluted share. There were no adjusted items for the six months ended June 30, 2024. Tax effects are determined based on the tax treatment of the related item, the incremental statutory rate of the jurisdictions pertaining to the adjustment, and their effects on pre-tax income (loss).

USE OF NON-GAAP MEASURES

Celsius defines Adjusted EBITDA as net income before net interest (expense) income, income tax expense (benefit), and depreciation and amortization expense, further adjusted by excluding stock-based compensation expense, foreign exchange gains or losses, distributor termination fees, legal settlement costs, reorganization costs, acquisition costs, penalties, and inventory step-up adjustment. Adjusted EBITDA Margin is the ratio between the company’s Adjusted EBITDA and net revenue, expressed as a percentage. Adjusted diluted earnings per share is GAAP diluted earnings per share net of add backs and deductions for distributor termination, legal settlement costs, reorganization costs, acquisitions costs, penalties, and inventory step-up adjustment. Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted diluted earnings per share are non-GAAP financial measures.

Celsius uses Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted diluted earnings per share for operational and financial decision-making and believes these measures are useful in evaluating its performance because they eliminate certain items that management does not consider indicators of Celsius’ operating performance. Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted diluted earnings per share may also be used by many of Celsius’ investors, securities analysts, and other interested parties in evaluating its operational and financial performance across reporting periods. Celsius believes that the presentation of Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted diluted earnings per share, provides useful information to investors by allowing an understanding of measures that it uses internally for operational decision-making, budgeting and assessing operating performance.

Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted diluted earnings per share are not recognized terms under GAAP and should not be considered as a substitute for net income or any other financial measure presented in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of Celsius’ results as reported under GAAP. Celsius strongly encourages investors to review its financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Because non-GAAP financial measures are not standardized, Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted diluted earnings per share as defined by Celsius, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare Celsius’ use of these non-GAAP financial measures with those used by other companies.